Exhibit 99.1

 SANGAMO BIOSCIENCES REPORTS 2004 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

     RICHMOND, Calif., Feb. 16 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the fourth quarter ended December 31, 2004. The consolidated net loss was $3.0 million, or $0.12 per share as compared to a net loss of $1.7 million, or $0.07 per share in the same period in 2003. At December 31, 2004, the company had cash, cash equivalents, and investments of $33.5 million.

     Revenues for the fourth quarter of 2004 were $200,000 as compared to fourth quarter 2003 revenues of $1.0 million. The principal components of fourth quarter 2004 revenues were from Sangamo's partnerships in the areas of human therapeutics, enabling technologies and government research grants. The decease in revenues for the fourth quarter of 2004 compared with 2003 was principally attributable to lower revenues recognized from our therapeutics partnership with Edwards Lifesciences Corp. as a result of completion of our preclinical research and Edwards' payments for those activities under the agreement.

     Total fourth quarter 2004 operating expenses were $3.6 million as compared to $3.0 million in the prior year period. Research and development expenses were $2.5 million for each of the three months ended December 31, 2004 and 2003. General and administrative expenses were $1.1 million for the fourth quarter of 2004 as compared to $553,000 for the same period in 2003. Increased general and administrative expenses in 2004 reflect Sangamo's increased expenses associated with compliance with Section 404 of the Sarbanes-Oxley Act and other professional services.

     Net interest income for the fourth quarter of 2004 was $164,000 as compared to $162,000 in the comparable period of 2003.

     Recent Highlights

     * Sangamo submitted an investigational new drug application (IND) to the U.S. Food and Drug Administration (FDA) for SB-509, a novel therapeutic designed to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy. The IND is now open. SB-509 is an injectable formulation of plasmid DNA that encodes a zinc finger DNA-binding protein transcription factor (ZFP TF), designed to upregulate the vascular endothelial growth factor A (VEGF-A) gene. VEGF A has been demonstrated to have direct neurotrophic and neuroprotective properties. In preclinical animal efficacy studies, SB-509 has proven effective in protecting motor and sensory nerve function in a diabetic model and in stimulating nerve regeneration. A multicenter Phase I human clinical trial is scheduled to begin in the first half of 2005. It is a single-blind, dose- escalation study designed to evaluate clinical safety of SB-509 in diabetics with mild to moderate diabetic peripheral sensory motor neuropathy in the legs. Further information will be available on our website http://www.sangamo.com/ as the trial centers become active and start screening patients for enrollment.

     * Sangamo entered into research collaborations with Pfizer Inc and Amgen Inc. in the field of enhanced protein production. Sangamo will provide its proprietary zinc finger DNA binding protein (ZFP) technology for Pfizer and Amgen to assess its feasibility for use in enhancing mammalian cell-based protein pharmaceutical production. Neither agreement includes a commercial license.

     * Sangamo appointed David Ichikawa as Senior Vice President, Business Development. Mr. Ichikawa has responsibility for all licensing and business development activities for the company and reports to Edward Lanphier, Sangamo's president and chief executive officer. Mr. Ichikawa was most recently Chief Business Officer for Sagres Discovery, where he was responsible for corporate strategy and business development activities. He has more than 20 years of industry experience with both pharmaceutical and biotechnology companies in various commercial areas. Prior to Sagres Discovery, David held several positions with Chiron Corporation including Vice President, R&D Business Development and Finance.

     * Sangamo's partner Edwards Lifesciences Corp. updated investors on plans to pursue further clinical evaluations of a ZFP Therapeutic. At their analyst day in December, 2004 Edwards stated that the success of the preclinical program and data had attracted interest from several clinical centers that wanted to conduct human clinical trials of the ZFP Therapeutic developed in partnership with Sangamo BioSciences. A Phase I clinical trial is currently ongoing at the Warren Grant Magnuson Clinical Center of the National Institutes of Health in Bethesda Maryland for a ZFP TF designed to activate all isoforms of the natural VEGF-A gene to stimulate angiogenesis, or new blood vessel growth. The study is designed primarily to measure the ZFP Therapeutic's safety in treating intermittent claudication, a symptom of peripheral artery disease (PAD). Additional information about the trial can be found at http://dir.nhlbi.nih.gov/labs/cb/cip/genetransfer.asp . Edwards also stated that preclinical studies had been completed and that they expected to initiate a second trial for PAD in the more severe form of critical limb ischemia in 2005 at Duke University. In addition, they stated that they expected to complete preclinical studies in 2005 and, based upon these data, to initiate a human clinical trial in post myocardial infarction ischemic heart disease at Yale University School of Medicine.

     * Sangamo announced the expansion of the existing research collaboration in the area of regenerative medicine with LifeScan Inc., a Johnson & Johnson company. The agreement provides LifeScan with Sangamo's proprietary zinc finger DNA binding proteins (ZFPs) for use in a program to develop therapeutic cell lines as a potential treatment for diabetes.

     * Sangamo was granted a United States patent entitled "Regulation of Endogenous Gene Expression in Cells Using Zinc Finger Proteins." The patent covers the activation or repression of any endogenous gene, in any cell, in any organism using engineered zinc finger DNA-binding proteins (ZFPs) and broadens Sangamo's patent coverage of the uses of engineered ZFPs to include delivery of ZFP Therapeutics as recombinant proteins.

     * The World Economic Forum announced the selection of Sangamo BioSciences, Inc. as a Technology Pioneer for 2005. Companies selected as Technology Pioneers are recognized as developing and applying the most innovative and transformational technologies at the forefront of cutting-edge work in fields such as nanotechnology, drug development, renewable energy and wireless technology with the potential to significantly impact the way business and society operates.

     Twelve Month Results
     For the year ended December 31, 2004 the net loss was $13.8 million, or $0.55 per share, compared to $10.4 million, or $0.42 per share for the year ended December 31, 2003. Revenues for the year ended December 31, 2004 were $1.3 million as compared to $2.6 million in 2003. The decrease in revenues for 2004 compared with 2003 was principally attributable to lower revenues recognized from our therapeutics partnership with Edwards Lifesciences Corp. as a result of completion of our preclinical research and Edwards' payments for those activities under the agreement. Total expenses for the years ended December 31, 2004 and 2003 were $16.0 million and $14.3 million, respectively.

     At December 31, 2004, the company had cash, cash equivalents, and investments of $33.5 million, compared with $44.3 million at December 31, 2003. Total shares outstanding at December 31, 2004 were 25.3 million as compared to
25.0 million at December 31, 2003.

     Conference Call
     Sangamo will host a conference call today at 2:00 p.m. PST, which will be open to the public. The call will also be webcast and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Company Overview" http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome for up to two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to 2005.

     The conference call dial-in numbers are 888-396-2369 for domestic callers and 617-847-8710 for international callers. The passcode for the call is 94857563. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PST on February 16, 2005 to 9:00 p.m. PST on February 23, 2005. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888, respectively. The conference ID number for the replay is 62835232.

     About Sangamo
     Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP-Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com

     This press release contains forward-looking statements regarding Sangamo's current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

                                            Three Months Ended                Twelve Months Ended
                                               December 31,                      December 31,
                                      ------------------------------    ------------------------------
                                          2004             2003             2004             2003
                                      -------------    -------------    -------------    -------------
Condensed Consolidated Statement of
 Operations Data:
Revenues                              $         200    $       1,003    $       1,315    $       2,579
Operating expenses:
  Research and development                    2,510            2,479           11,695           10,638
  General and administrative                  1,090              553            4,270            3,710
    Total operating expenses                  3,600            3,032           15,965           14,348
Loss from operations                         (3,400)          (2,029)         (14,650)         (11,769)
Interest income, net                            164              162              620              752
Other income                                    193              187              212              584
Net loss                              $      (3,043)   $      (1,680)   $     (13,818)   $     (10,433)

Basic and diluted net loss per
 common share                         $       (0.12)   $       (0.07)   $       (0.55)   $       (0.42)

Shares used in computing basic and
 diluted net loss per common share           25,226           24,907           25,126           24,811

CONDENSED CONSOLIDATED BALANCE SHEET DATA

                                        Dec. 31,        Dec. 31,
                                          2004            2003
                                      -------------   -------------
Cash, cash equivalents, and
 investments                          $      33,520   $      44,343
Total assets                                 34,725          46,232
Total stockholders' equity                   32,377          44,661

SOURCE  Sangamo BioSciences, Inc.
    -0-                             02/16/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /